Exhibit 10.7

AMENDMENT NO. 1 TO

STOCK UNIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), effective as of March 4, 2008 by and between AboveNet, Inc., a Delaware corporation having its principal offices at 360 Hamilton Avenue, White Plains, New York  10601 (the “Company”), and Michael Doris (the “Participant”).

WHEREAS, the Company and the Participant entered into a Stock Unit Agreement dated as of August 7, 2007 (the “Stock Unit Agreement”);

WHEREAS, as of the date of this Amendment, pursuant to the Stock Unit Agreement, the  Participant has been granted 10,000 stock units (the “Stock Units”);

WHEREAS, the Company and the Participant desire to amend the Stock Unit Agreement to provide for accelerated delivery under certain circumstances;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Stock Unit Agreement as follows:

1.            All capitalized terms used but undefined herein shall have the meaning ascribed to them in the Stock Unit Agreement.

2.                                                                                       Section 2 of the Stock Unit Agreement is hereby amending by inserting the following immediately after the words “5(e)”:

“and 5(d).”

3.            Section 5(d) of the Stock Unit Agreement is hereby amended by inserting the following at the end thereof:

“The underlying Unit Shares shall be delivered to the Participant on January 5, 2009.”

4.               Section 6  of the Stock Unit Agreement is hereby amended by inserting the following immediately after Section 6(c):

“(d)  Notwithstanding Section 6(c) to the contrary, in the event that the Stock Units become vested pursuant to Section 5(d) above, the Company shall be obligated to repurchase such number of Unit Shares at the Fair Market Value (as defined in the Plan) of the Unit Shares on the date of such repurchase as required to meet the Company’s estimate of the Participant’s actual federal and state tax triggered by such delivery .  For such estimate, the Company will utilize a 35% federal tax rate and a 7.35% state tax rate.  From the proceeds, the amount necessary to cover the Participant’s minimum withholding taxes will be remitted by the Company directly to the federal and state tax authorities.  The difference between that amount and the Company’s estimate of the Participant’s actual tax will be remitted to the Participant. Notwithstanding the foregoing, in the event the Internal Revenue Service determines that the fair market value of the Unit Shares is greater than the Fair Market Value as determined under the Plan and the

Participant has incurred additional liability for income taxes, the Fair Market Value for purposes of this subparagraph (d) shall be increased to the value determined by the Internal Revenue Service.  ”

5.            Except as expressly set forth in this Amendment, the Stock Unit Agreement shall remain in full force and effect and together with this Amendment shall constitute the entire agreement between the Company and the Participant with respect to the subject matter set forth therein and herein and supersede all prior agreements between such parties with respect to such subject matter.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AboveNet, Inc.

By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	SVP, General Counsel and Secretary

By:	/s/ Michael Doris
Michael Doris